UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 29, 2022

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-33500	98-1032470
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland D04 E5W7

(Address of principal executive offices, including zip code)

011-353-1-634-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities	registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value $0.0001 per share	JAZZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously disclosed, on October 18, 2022, Jazz Pharmaceuticals Ireland Limited (“Jazz”), a subsidiary of Jazz Pharmaceuticals plc (the “Company”), and Zymeworks BC Inc. (“Zymeworks”), a subsidiary of Zymeworks Inc., entered into a License and Collaboration Agreement (the “License and Collaboration Agreement”) granting Jazz the exclusive rights to develop and commercialize zanidatamab, a HER2-targeted bispecific antibody with novel mechanisms of action, in the United States, Europe, Japan and other territories except for those Asia/Pacific territories that Zymeworks previously licensed to BeiGene, Ltd. (the territories subject to the License and Collaboration Agreement are referred to as the “Territory”).

The effectiveness of the License and Collaboration Agreement was subject to customary closing conditions, including all relevant antitrust clearances and the expiration or termination of all applicable waiting periods under any antitrust laws. On November 29, 2022 (the “Effective Date”), the Agreement became effective following expiration of the waiting period under the United States Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

Under the terms of the License and Collaboration Agreement, Jazz was granted an exclusive, royalty-bearing license, with the right to grant sublicenses, under certain of Zymeworks’s intellectual property, to research, develop, manufacture, and commercialize in the Territory pharmaceutical products containing or incorporating zanidatamab or certain related antibodies (such antibodies, collectively, “Licensed Antibodies” such pharmaceutical products, “Licensed Products”). Licensed Antibodies and Licensed Products expressly exclude all antibody-drug conjugates, including Zymeworks’s proprietary antibody-drug conjugate, zanidatamab zovodotin (also known as ZW49). Zymeworks also granted to Jazz a non-exclusive license, with the right to grant sublicenses, under certain of Zymeworks’s intellectual property, to research, preclinically develop and manufacture Licensed Products outside the Territory for the sole purpose of furthering the development and commercialization of Licensed Products in the Territory.

Pursuant to the License and Collaboration Agreement, Jazz will pay Zymeworks an upfront, non-refundable cash payment of $50.0 million. In addition, should Jazz decide to retain its licenses and other rights under the License and Collaboration Agreement following the delivery to Jazz of top-line data from Zymeworks’ ongoing study of zanidatamab in subjects with advanced or metastatic HER2-amplified biliary tract cancers (HERIZON-BTC-01), then it will be required to make a second, one-time payment of $325.0 million to Zymeworks. Jazz also agreed to pay to Zymeworks potential regulatory milestone payments of up to an aggregate of $525.0 million, and potential commercial milestone payments of up to an aggregate of $862.5 million. Pending approval, Zymeworks is eligible to receive tiered royalties between 10% and 20% on annual net sales of Licensed Products in the Territory.

The foregoing description of the terms of the License and Collaboration Agreement is not complete and is qualified in its entirety by reference to the full text of the License and Collaboration Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	License and Collaboration Agreement, dated October 18, 2022, between Jazz Pharmaceuticals Ireland Limited and Zymeworks BC Inc.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain confidential information contained in this Exhibit, marked by brackets in the Exhibit, has been omitted, because it is both not material and of the type that the registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

By:	/s/ Neena Patil
Name:	Neena Patil

Title:	Executive Vice President and Chief Legal Officer

Date: December 5, 2022